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           	Matters Submitted to a Vote of Security Holders

		Morgan Stanley Equally-Weighted S&P 500 Fund

At a Special Meeting of Shareholders held on May 11, 2010, shareholders approved an Agreement and Plan of Reorganization under which the assets and liabilities of Morgan Stanley Equally-Weighted
S&P 500 Fund were transferred to Invesco Equally-Weighted S&P 500 Fund.

Voting results:

Equally-Weighted S&P 500              For                  Withhold            Abstain
-------------------------            --------------       ------------        --------------

                                     18,706,946.282       998,606.671         1,367,319.547


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